Exhibit 10.3

FOURTH AMENDMENT TO AMENDED AND RESTATED
LOAN ORIGINATION AND PARTICIPATION AGREEMENT
THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN ORIGINATION AND PARTICIPATION AGREEMENT (“Fourth Amendment”) is made and entered into as of this 7th day of April, 2017, by and between AgStar Financial Services, PCA, d/b/a ProPartners Financial (“ProPartners”), and CHS Capital, LLC, formerly known as Cofina Financial, LLC (“CHS”).
RECITALS
FIRST: ProPartners and CHS are parties to an Amended and Restated Loan Origination and Participation Agreement dated September 1, 2011, as amended by a First Amendment to Amended and Restated Loan Origination and Participation Agreement dated September 27, 2012, a Second Amendment to Amended and Restated Loan Origination and Participation Agreement dated March 22, 2016 and a Third Amendment to Amended and Restated Loan Origination and Participation Agreement dated May 20, 2016 (collectively, the “Agreement”), which governs the terms under which ProPartners will purchase up to a 100% participation interest in certain loans originated by CHS.
SECOND: The parties hereto have agreed to amend the Agreement in accordance with the terms and conditions of this Fourth Amendment.
NOW THEREFORE, in consideration of the foregoing recitals, the agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ProPartners and CHS hereby agree as follows:
1.    Amendment to the Agreement.

a.	Section 1.22 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.22
“Single Borrower Limit” shall mean Commitments to any Borrower under an offered Loan, when combined with other Commitments to such Borrower and to affiliated Borrowers under other Participated Loans, do not exceed $7,500,000.

b.	Section 2.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.01
CHS shall originate and make the Loans to Borrowers in accordance with the Loan Underwriting Criteria, the proceeds of which will be used to finance the Borrowers’ agricultural production or processing activities. ProPartners shall then purchase up to a 100% participation interest, or in the case of Cooperative/Commercial Loans, such portion of such Cooperative/Commercial Loan offered to ProPartners, from CHS (a “Participation Interest”) in each Loan (each, a “Participated Loan” and collectively, the “Participated Loans”), in an aggregate principal amount totaling up to $265,000,000 in accordance with the terms of this Agreement. Subject to the limitations set forth in this Agreement, during any period when the outstanding aggregate principal balance of the existing Participated Loans that are classified as “Tier Rating C” or “Tier Rating D” pursuant to CHS’ 2014 “Producer Credit &

Collection Policies” is less than 37.7% of the outstanding aggregate commitment balance of all existing Participated Loans, ProPartners hereby grants CHS delegated authority to approve all Loans with a Commitment amount that is less than or equal to $1,000,000 and to administer ProPartners’ purchase of a Participation Interest in such Loans (“Delegated Authority Loans”). Each offer to purchase a Participation Interest (for purchase on the next Purchase Date) of Loans that are not Delegated Authority Loans shall be extended to ProPartners by delivery to ProPartners of a true and correct Loan Package with respect to such Loan and ProPartners may, in its sole discretion, purchase a Participation Interest in such Loans under the terms of this Agreement. With respect to all Loans that ProPartners is purchasing a Participation Interest and all Loans where ProPartners is being offered a Participation Interest, CHS shall deliver to ProPartners a true and correct list with respect to each such Loan setting forth the Commitment to the Borrower thereunder and the amount of any advances CHS has or will have made under each such Loan as of such Purchase Date, in each case with adequate supporting documentation of the amount of such advances.

c.	Section 6.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.01
ProPartners shall be entitled to receive interest on the outstanding principal amount of all Participated Loans at a variable interest rate equal to ProPartners’ cost of funds (as communicated by ProPartners to CHS on a monthly basis) plus 1%, payable by CHS to ProPartners on each Interest Payment Date as provided in Section 2.07. In addition, CHS shall pay to ProPartners a commitment fee equal to 30 basis points of the difference between $265,000,000 minus the average daily aggregate loan balance outstanding of the Participated Loans for the then ending calendar quarter, which fee shall be payable on a quarterly basis on each Interest Payment Date. Any Participated Loan that is a fixed-rate loan shall bear interest at such fixed rate of interest as agreed by the parties on a case by case basis. CHS may, in its sole discretion, charge interest rates under the Participated Loans that are greater or lesser than the interest rate payable to ProPartners. If CHS charges interest rates that are higher than the interest rate payable to ProPartners, CHS may retain the excess over the interest rate payable to ProPartners from payments made to ProPartners. If CHS charges a lesser rate of interest, CHS will be responsible for paying to ProPartners the difference between the interest rate charged in the Loan Documents and the interest rate described in the first sentence of this Section.

d.	Section 7.01 of the Agreement is hereby deleted in its entirety and replaced with the following:

7.01
CHS hereby absolutely and unconditionally guarantees full payment of all Participated Loans; provided, however, that for each calendar year, CHS’ guarantee under this Section 7.01 shall be limited to $90,000,000 (the “Guarantee”); provided, however, that if the aggregate amount of Guarantee payments made by CHS during any calendar year exceeds $88,000,000, then ProPartners and CHS shall mutually agree in writing which Participated Loans are repaid pursuant to any remaining Guarantee payments made by CHS for such calendar year.

2.    No Other Amendments. Except as expressly amended hereby, the Agreement shall remain unmodified and in full force and effect.
3.    Miscellaneous.

a.
All references in the Agreement to the term “this Agreement” shall hereafter be deemed to refer to the Agreement as amended by this Fourth Amendment and as may be further amended, modified, restated or replaced pursuant to a written agreement signed by the parties hereto.

b.
This Fourth Amendment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

AGSTAR FINANCIAL SERVICES, PCA,
D/B/A PROPARTNERS FINANCIAL
By:	/s/ Shaun P. Miller
Its:	SVP Credit / CCO

CHS CAPITAL, LLC
By:	/s/ Eric Born
Its:	Chief Credit Officer

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